                                                                     EXHIBIT 24

CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Lillian Vernon Corporation on Form S-8 (File Nos. 33-18849, 33-37694, 33-71250, 33-71252, 333-36467, 333-48951, 333-62283 and 333-63559) of our report dated
April 15, 1998, except as to Notes 7, 14 and 15, as to which the date is March 10, 1999, on our audits of the consolidated financial statements of Lillian Vernon Corporation and Subsidiaries as of February 28, 1998 and February 22, 1997, and for each of the three fiscal years in the period ended February 28, 1998, which report is included in this Annual Report on Form 10-K/A.


                                                 /s/ PricewaterhouseCoopers LLP


New York, New York
March 16, 1999